UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 1, 2018

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	5257334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +972-72-260-8004

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

OWC Pharmaceutical Research Corp. (“OWC”) a developer of cannabinoid-based therapies targeting a variety of different medical conditions and disorders through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., announces the initiation of the final stage of its Phase I, placebo controlled, maximal dose study (the "Psoriasis Study") to determine the safety and tolerability of topical ointment containing medical grade cannabis in healthy volunteers. On June 28, 2018, the Company announced that it had successfully completed the initial stage of this trial, which comprised the single dosing of healthy volunteers. The final stage of the trial comprises the twice daily dosing of healthy volunteers for 6 weeks.

The study is being performed by Professor Aviv Barzilai, Director of the Department of Dermatology at Chaim Sheba Medical Center. Sheba is a university-affiliated hospital that serves as Israel's national medical center and is one of the leading integrated medical centers in the Middle East.

Mr. Mordechai Bignitz, the Chief Executive Officer of OWC stated: “We mentioned in our recent letter to shareholders that we were waiting for licenses in order to initiate this trial. This approval has now been obtained and we will immediately initiate clinical testing. Validation of safe and efficacious therapeutics is key to our mission and we aim to progress our studies as rapidly as possible, adhering to best clinical practices”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: August 1, 2018